EXHIBIT 99.1

Press Release

QUALITY DISTRIBUTION, INC. ANNOUNCES FOURTH QUARTER RESULTS

FOR IMMEDIATE RELEASE

TAMPA, FL – February 26, 2007 – Quality Distribution Inc. (Nasdaq: QLTY) (the “Company”) today announced results for its fourth quarter ended December 31, 2006. Net income for the quarter ended December 31, 2006 was $6.2 million or $0.31 earnings per fully diluted share (“EPS”), as compared to $6.2 million or $0.32 EPS for the same period last year. Included in net income this quarter and recorded as part of our provision for income taxes was a net non-cash tax benefit of $6.7 million ($0.34 per fully diluted share) resulting from an additional release of the Company’s deferred tax valuation allowance. For the year ended December 31, 2006, net income was $54.2 million or $2.77 EPS, as compared to $11.9 million, or $0.62 EPS for the same period last year. The year to date release of the deferred tax valuation allowance was $45.8 million ($2.34 per fully diluted share).

Net income for the fourth quarter ended December 31, 2006, as adjusted for a normalized 35% tax rate (“tax effected net income”) would have been $0.8 million or $0.04 EPS as compared to a tax effected net income of $3.7 million or $0.19 EPS for the same period last year. Tax effected net income for the year ended December 31, 2006 increased 48.7% to $11.8 million or $0.60 EPS as compared to $7.9 million or $0.41 EPS for the same period last year. The Company believes that the 35% normalized tax rate is a methodology for calculating tax effected net income that is consistent with that used by investors and research analysts in evaluating the Company’s financial performance. Operating margin increased to 6.6% in 2006, from 5.9% in 2005.

Total revenue for the quarter ended December 31, 2006 was $171.1 million, a 2.4% decrease over the $175.3 million of revenue recorded during the same period in the prior year. Revenue (excluding fuel surcharges) decreased 1.1% to $152.4 million in the fourth quarter of this year as compared to $154.0 million for the fourth quarter of last year. Transportation revenues were down $1.0 million, a 0.8% decrease over the prior year quarter. The decrease was primarily attributable to softer than anticipated seasonal demand, and decreased load count that was spread across most of our customer base.

Total revenue for the year ended December 31, 2006 was $730.2 million, a 7.7% increase over the $678.1 million of revenue recorded last year, representing the fourth consecutive year over year increase. Revenue (excluding fuel surcharges) increased 4.9% to $643.9 million in 2006 as compared to $613.8 million last year. Transportation revenues were $577.2 million, a 5.6% increase over the prior year, primarily due to rate increases and an increase in the number of miles driven.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter was $12.8 million as compared to $16.6 million in the same period last year. For the year ended December 31, 2006, EBITDA was $63.3 million as compared to $56.8 million for the same period last year.

In spite of the lower than expected fourth quarter earnings, we continue to generate strong free cash flow. Our total debt, net of cash, decreased $8.7 million during the fourth quarter and $15.2 million as compared to year-end 2005. The decrease in overall debt is primarily due to cash flow generation from our operating results and improvements in the management of our accounts receivables resulting in a decrease in our days sales outstanding (DSO) during fiscal 2006.

Commenting on the results, Chairman and Chief Executive Officer Jerry Detter stated, “While we were disappointed that demand softened to a greater degree than expected in the fourth quarter and earnings were well below our expectations, we nonetheless feel that 2006 was in many ways a transformational year for the Company. Safety is our number one priority and throughout 2006 we saw an improved loss experience and a significant reduction in our insurance costs. Tax effected EPS increased almost 50% over last year and is 300% greater than two years ago. We implemented the first company-wide training programs for our terminal managers and dispatchers, a program that we believe will produce long-term positive benefits for the Company in reduced driver turnover, improved productivity and morale and better asset utilization. We invested in upgrading many of our terminals, purchased new trailers and invested rebuilding a number of our tank wash facilities.”

As a result of the reversal of the deferred tax valuation allowance discussed earlier in the release, the Company estimates that its 2007 effective tax rate for Generally Accepted Accounting Principles (GAAP) purposes will be approximately 39%, as compared to the historical rate of approximately 10%. It is important to note that while the Company’s effective tax rate for GAAP purposes will increase, this change will not impact the usage of the Company’s net operating loss carryforward (NOL) of $74 million as of December 31, 2006 and will have no effect on the Company’s cash tax expense or free cash flow generation. The Company believes that there are no practical limitations on the usage of the NOL and expects that it will be fully utilized over the next several years.

Timothy Page, Chief Financial Officer added, “While we expected that our fourth quarter results for this year would be below last year’s hurricane-influenced record levels, we did not anticipate the extent to which our load counts would be down. In the fourth quarter last year, both volume and rate were positively impacted by the aftermath of hurricanes Katrina and Wilma due to rail and traffic diversions and from supply disruptions in the Gulf region. Margins suffered not only from the reduced level of activity, but also from the quality of the freight that was available. Our fourth quarter results this year contain $4.2 million of gains on sales of properties and were negatively impacted by $2.1 million of costs associated with environmental remediation projects and $1.0 million for expenses related to the filing of a shelf registration statement and expenses for potentially issuing new shares.”

Page continued, “Demand has shown signs of recovery in the past few weeks, but ran at levels below our expectations for the first six weeks of 2007. We are focused on a number of initiatives to drive additional demand, improve productivity, reduce costs and continue to pay down debt.”

The Company will host a conference call for investors to discuss these results on February 27, 2007 at 11:00 a.m. Eastern Time. The dial-in number is 866-454-4203 toll free; the passcode is 7375904. A replay of the call will be available until April 30 2007, by dialing 888-203-1112; passcode 7375904. Copies of this earnings release and other financial information about the Company may be accessed on the “QDI Main / News and Publications” and “Investors” sections of the Company’s website at www.qualitydistribution.com.

Headquartered in Tampa, Florida, Quality Distribution, Inc. through its subsidiary, Quality Carriers, Inc., and through its affiliates and owner-operators, provides bulk transportation and related services. The Company also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. Quality Distribution, Inc. is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; the loss of the Company’s ability to use net operating losses; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its quarterly reports on Form 10-Q, for the first, second, and third quarters of 2006 as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31		Year ended December 31
	2006	2005	2006	2005
OPERATING REVENUES:
Transportation	$136,462	$137,501	$577,241	$546,527
Other service revenues	15,914	16,500	66,642	67,247
Fuel surcharge	18,727	21,280	86,276	64,302

Total operating revenues	171,103	175,281	730,159	678,076

OPERATING EXPENSES:
Purchased transportation	113,323	122,278	493,686	471,238
Compensation	17,881	16,056	73,207	62,558
Fuel, supplies and maintenance	14,992	9,848	53,795	35,897
Depreciation and amortization	4,049	3,850	15,710	16,714
Selling and administrative	8,416	4,419	24,042	20,433
Insurance claims	3,147	3,247	13,307	19,183
Taxes and licenses	1,149	661	3,812	2,894
Communications and utilities	2,176	2,280	9,043	7,932
Loss (gain) on disposal of property and equipment	(4,243)	(45)	(5,163)	288
Impairment on property and equipment	270	75	270	75
PPI class action settlement and related expenses	—	—	—	1,039

Total operating expenses	161,160	162,669	681,709	638,251

Operating income	9,943	12,612	48,450	39,825

Interest expense	7,787	7,160	30,955	26,957
Interest income	(197)	(87)	(1,567)	(245)
Write off of debt issuance costs	—	—	—	1,110
Other (income) expense	1,150	(100)	888	(222)

Income before taxes	1,203	5,639	18,174	12,225
(Benefit) / provision for income taxes	(4,963)	(550)	(36,033)	352

Net income	$6,166	$6,189	$54,207	$11,873

PER SHARE DATA:
Net income per common share
Basic	$0.33	$0.33	$2.87	$0.63

Diluted	$0.31	$0.32	$2.77	$0.62

Weighted average number of shares
Basic	18,930	18,952	18,920	18,934
Diluted	19,629	19,161	19,571	19,301

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$6,841	$1,636
Accounts receivable, net	85,482	101,353
Prepaid expenses	6,101	5,336
Prepaid tires	7,517	7,360
Deferred tax asset, net	18,320	—
Other	9,214	5,017

Total current assets	133,475	120,702
Property and equipment, net	116,964	115,199
Assets held-for-sale	381	158
Goodwill	138,980	133,138
Intangibles, net	635	1,165
Non-current deferred tax asset, net	19,578	—
Other assets	11,249	12,043

Total assets	$421,262	$382,405

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,578	$1,515
Accounts payable	13,957	16,609
Affiliates and independent owner-operators payable	11,025	11,979
Accrued expenses	21,197	22,046
Environmental liabilities	5,995	8,516
Accrued loss and damage claims	11,533	9,598

Total current liabilities	66,285	70,263
Long-term indebtedness, less current maturities	276,544	287,601
Environmental liabilities	5,831	8,643
Accrued loss and damage claims	20,633	25,032
Other non-current liabilities	14,249	10,213
Deferred tax liability	724	930

Total liabilities	384,266	402,682
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY / (DEFICIT)
Common stock, no par value; 29,000 authorized, 19,210 issued at December 31, 2006 and 19,123 issued at December 31, 2005	359,995	359,160
Treasury stock, 172 and 93 shares at December 31, 2006 and December 31, 2005, respectively	(1,527)	(202)
Accumulated deficit	(114,866)	(168,938)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(18,531)	(19,079)
Stock purchase warrants	21	54
Unearned compensation, restricted stock and stock units	—	(1,975)
Stock subscriptions receivable	(340)	(1,541)

Total shareholders’ equity / (deficit)	35,163	(22,110)

Total liabilities, minority interest and shareholders’ equity / (deficit)	$421,262	$382,405

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In 000’s)

Unaudited

	Year ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$54,207	$11,873
Adjustments to reconcile to net cash and cash equivalents provided by (used in) operating activities:
Deferred income taxes	(38,430)	(266)
Depreciation and amortization	15,710	16,714
Bad debt expense	(121)	1,219
Foreign currency transaction gain	(47)	(165)
(Gain) loss on disposal of property and equipment	(5,163)	288
Impairment loss on property and equipment	270	75
Interest income on repayment of stock subscription	(690)	—
Write-off of deferred financing costs	—	1,110
Stock based compensation	3,005	1,077
Amortization of deferred financing costs	1,824	1,855
Amortization of bond discount	243	233
Write-off of stock offering costs	986	—
Minority dividends	145	145
Changes in assets and liabilities:
Accounts and other receivables	15,992	(1,736)
Prepaid expenses	(728)	(491)
Prepaid tires	(639)	(421)
Other assets	(4,846)	(3,919)
Accounts payable and accrued expenses	(6,915)	(6,508)
Environmental liabilities	(5,333)	(8,439)
Accrued loss and damage claims	(2,464)	(3,946)
Affiliates and independent owner-operators payable	(954)	1,996
Other liabilities	1,074	(207)
Current income taxes	—	(2,427)

Net cash provided by operating activities	27,126	8,060

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,760)	(14,876)
Acquisition of business and assets	(6,447)	(4,466)
Proceeds from sales of property and equipment	10,726	4,258

Net cash used in investing activities	(9,481)	(15,084)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	—	83,300
Principal payments on long-term debt and capital lease obligations	(1,763)	(78,927)
Proceeds from revolver	209,500	140,600
Payments on revolver	(222,500)	(133,400)
Deferred financing fees	—	(3,231)
Stock offering costs	(199)	—
Change in book overdraft	2,430	(2,415)
Minority dividends	(145)	(145)
Other stock transactions	203	76

Net cash (used in) provided by financing activities	(12,474)	5,858

Effect of exchange rate changes on cash	34	102

Net increase (decrease) in cash and cash equivalents	5,205	(1,064)

Cash and cash equivalents, beginning of year	1,636	2,700

Cash and cash equivalents, end of period	$6,841	$1,636

Reconciliation of EBITDA to Net Income

(In 000’s)

Unaudited

EBITDA represents net income attributable to common shareholders before interest expense, provision for taxes, and depreciation and amortization. We believe that financial information based on the United States generally accepted accounting principles (“GAAP”) for highly leveraged businesses, such as ours, should be supplemented by EBITDA so that investors better understand our financial information in connection with their analysis of our business. EBITDA is a component of the measure used by our management to facilitate internal comparisons to competitors’ results and the bulk transportation industry in general. This measure is especially important given the recent trends of increased merger and acquisition activity and financial restructurings within the industry, which has led to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation industry to facilitate company to company comparisons by eliminating some of the foregoing variations. Total EBITDA may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. EBITDA is not a measure of financial performance or liquidity under GAAP. EBITDA should not be considered in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of our operating performance or liquidity.

	Three months ended December 31, 2006	Three months ended December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2005
Net income	$6,166	$6,189	$54,207	$11,873
(Benefit) provision for income taxes	(4,963)	(550)	(36,033)	352
Interest expense	7,787	7,160	30,955	26,957
Interest income	(197)	(87)	(1,567)	(245)
Write off of debt issuance costs	—	—	—	1,110
Depreciation and amortization	4,049	3,850	15,710	16,714

EBITDA	$12,842	$16,562	$63,272	$56,761

RECONCILATION OF NET INCOME TO TAX EFFECTED NET INCOME AND RECONCILIATION

OF NET INCOME PER SHARE TO TAX EFFECTED NET INCOME PER SHARE

For the Three Months and Year Ended December 31, 2006 and 2005

(In 000’s)

Unaudited

Tax Effected Net Income and Tax Effected Net Income Per Share (as defined) is presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 35% tax rate for calculating the provision for income taxes to normalize the Company’s tax rate to that of comparable transportation companies. Tax Effected Net Income and Tax Effected Net Income Per Share are not a measure of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected Net Income and Tax Effected Net Income Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Net Income Reconciliation:
Net income	$6,166	$6,189	$54,207	$11,873
Net income per common share:
Basic	$0.33	$0.33	$2.87	$0.63

Diluted	$0.31	$0.32	$2.77	$0.62

Adjustments to net income:
(Benefit) provision for income taxes	(4,963)	(550)	(36,033)	352

Income before income taxes	1,203	5,639	18,174	12,225

Provision for income taxes at 35%	421	1,974	6,361	4,279

Tax effected net income	$782	$3,665	$11,813	$7,946

Tax effected net income per common share:
Basic	$0.04	$0.19	$0.62	$0.42

Diluted	$0.04	$0.19	$0.60	$0.41

Weighted average number of shares:
Basic	18,930	18,952	18,920	18,934
Diluted	19,629	19,161	19,571	19,301